EXHIBIT 10.11

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”), entered into effective April 1, 2002 (the “Effective Date”), is between Saba Software, Inc., a Delaware corporation (the “Company”), and Bobby Yazdani (“Executive”) (collectively, “the parties”).

RECITALS

WHEREAS, Executive is the founder of the Company and has been the Chairman of the Board of the Company since its inception;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contributions to the Company have been instrumental to the success of the Company;

WHEREAS, the Board has determined that in consideration of Executive’s continued employment with the Company appropriate severance should be made available to Executive upon the termination, under certain circumstances, of Executive’s employment with the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

AGREEMENT

Severance and Post-Termination Activities.

(a)    Severance. In the event that Executive’s employment with the Company is terminated by the Company for any reason other than Cause (as defined below), in addition to all other benefits described in this Agreement, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, an amount equal to twenty-four (24) months of Executive’s then-current base salary, less (i) all applicable state and federal tax withholdings, and (ii) in the case of a termination as a result of Executive’s disability, any disability payment otherwise payable by or pursuant to plans provided by the Company and actually paid to Executive. Such amounts shall be payable either as a lump-sum or in the form of salary continuation, whichever the Company shall determine in its sole discretion, and shall be subject to the execution by Executive of a release of claims reasonably acceptable to the Company.

(b)    Continuation of Benefit Plans. In the event that Executive’s employment is terminated by the Company for any reason other than Cause, in addition to all other benefits described in this Agreement, the Company shall maintain in full force and effect, for the continued benefit of Executive during the twenty four (24) month period commencing on the date that Executive’s employment with the Company shall terminate, all employee benefit plans and programs (other than plans or programs relating to the Company’s equity securities) in which Executive was entitled to participate immediately prior to the date of termination of employment, including, without limitation, life insurance on the life of Executive with coverage no less than the coverage provided to Executive by the Company as of the date of this Agreement; provided, that Executive’s continued participation is possible under the general terms and provisions of such plans or programs. In the event that Executive’s participation in any such plan or program is barred, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred.

(c)    Activities. Executive acknowledges that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of proprietary information of the Company in breach of the Employee Proprietary Information and Inventions Agreement entered into between the Company and Executive (the “Proprietary Information Agreement”) but that proof of such a breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of the consideration set forth in this Agreement, Executive agrees that for a period of two (2) years after termination of Executive’s employment, Executive shall not, directly or indirectly on Executive’s behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity: (a) solicit for employment, employ or otherwise seek to retain or retain the services of any employee, officer, director or consultant of the Company, or solicit or otherwise induce any person to terminate his or her employment or other relationship with the Company; or (b) engage in any activity, in those states within the United States and those countries outside the United States in which the Company or any of its subsidiaries then conducts any business, where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries. Executive acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company’s place of business and the place of any competitive business.

(d)    Definition of Cause. The Company shall have “Cause” to terminate the Executive’s employment with the Company upon (i) the willful and continued failure by Executive to substantially perform his duties hereunder, other than any such failure resulting from Executive’s incapacity due to physical or mental illness; (ii) the willful engaging by Executive in gross misconduct materially injurious to the Company; (iii) the willful violation by Executive of the Proprietary Information Agreement, (iv) Executive’s refusal of failure to act in accordance with any lawful, reasonable direction of the Chief Executive Officer or Board and such refusal or failure has a material adverse effect on the Company’s business, or (v) Executive’s conviction of a felony which such conviction has a material adverse effect on the Company or on Executive’s ability to serve as an employee of the Company in Executive’s then-current capacity. For purposes of this Section 1(d), no act, or failure to act, on Executive’s part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the conduct of Executive was included in the definition of Cause as provided herein, and specifying the particulars thereof in reasonable detail.

(e)    Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the subject matter hereof and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

(f)    Amendments, Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    Assignment; Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(h)    Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(i)    Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

(j)    Date of Agreement. The parties have duly executed this Agreement as of the date first written above.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON EXECUTIVE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH EXECUTIVE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE EXECUTIVE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Bobby Yazdani
SABA SOFTWARE, INC.
By:
Geno Tolari, Chief Executive Officer